EXHIBIT f.3(a)

Execution Copy

Allied Capital Corporation
First Amendment to Note Agreement
Dated as of February 29, 2008
Re:
Note Agreement dated as of October 13, 2005
and
$261,000,000 6.15% Senior Notes, Series A due October 13, 2010
$89,000,000 6.34% Senior Notes, Series B due October 13, 2012

Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, DC 20006
First Amendment to Note Agreement
Dated as of February 29, 2008
Re: Note Agreement dated as of October 13, 2005
and
$261,000,000 6.15% Senior Notes, Series A due October 13, 2010
$89,000,000 6.34% Senior Notes, Series B due October 13, 2012
To each of the Noteholders named in
Schedule I hereto which are also
signatories to this First Amendment
to Note Agreement (this “First Amendment”).
Ladies and Gentlemen:
     Reference is made to the Note Agreement dated as of October 13, 2005 (the “Note Agreement”) by and among Allied Capital Corporation, a Maryland corporation (the “Company”), and each of the institutional investors named therein, under and pursuant to which (a) the $261,000,000 6.15% Senior Notes, Series A due October 13, 2010 (the “Series A Notes”) and (b) the $89,000,000 6.34% Senior Notes, Series B due October 13, 2012 (the “Series B Notes”, and together with the Series A Notes, the “Notes”) were originally issued and sold. The current holders of the Notes are named in Schedule I hereto and are collectively referred to as the “Noteholders” and individually as a “Noteholder”. Terms used but not otherwise defined herein shall have the meanings set forth in the Note Agreement.
     The Company has requested certain amendments to the Note Agreement and hereby agrees with you as follows:
Article 1.
Amendment of the Note Agreement
     Section 1.1. Amendment of Section 8.1 (Defined Terms). The definition of “Adjusted EBIT” set forth in Section 8.1 of the Note Agreement shall be and is hereby amended and restated in its entirety to read as follows:
          “Adjusted EBIT” means, for any period with respect to the Company and its Consolidated Subsidiaries on a consolidated basis, income after deduction of all expenses and other proper charges other than taxes, Interest Expense and non-cash employee stock options expense and excluding (i) net realized gains or losses, (ii) net change in unrealized appreciation or depreciation, and (iii) the amount of interest paid-in-kind (“PIK”) to the extent such amount exceeds the sum of (x) PIK interest collected in cash and (y) realized gains collected in cash (net of realized losses) provided that the amount determined pursuant to this clause (y) shall not be less than 0, all as determined in accordance with GAAP.
     Section 1.2. Amendment of Section 5 (Covenants). Section 5 of the Note Agreement shall be and is hereby amended to add the following as a new Section 5.16 (Additional Financial Covenants):
          Section 5.16. Additional Financial Covenants. If the Company shall at any time enter into one or more agreements (including any amendment of an existing agreement) pursuant to which Senior Funded Debt in an aggregate principal amount greater than $30,000,000 shall be outstanding and such agreement contains one or more financial covenants which are more restrictive on the Company and its Subsidiaries than the financial covenants contained in this Agreement, then such more restrictive financial covenants and any related definitions (the “Additional Financial Covenants") shall automatically be deemed to be incorporated into § 5 of this Agreement (including § 5.15(f) and (g)) by reference and § 6.1(e) shall be deemed to be amended to include such Additional Financial Covenants from the time such other agreement becomes binding upon the Company until such time as such other Senior Funded Debt is repaid in full and all commitments related thereto are terminated; provided, that if at the time of any such repayment or the termination of any such commitment a Default or Event of Default shall exist under this Agreement, then such covenants shall continue in full force and effect so long as such Default or Event of Default continues to exist. So long as such Additional Financial Covenants shall be in effect, no modification or waiver of such Additional Financial Covenants shall be effective unless the Holders of at least 51% in aggregate principal amount of the Notes shall have consented thereto pursuant to § 7.1 hereof. Promptly but in no event more than 10 Business Days following the execution of any agreement providing for Additional Financial Covenants, the Company shall furnish each holder of the Notes with a copy of such agreement. Upon written request of the Holders of at least 51% in aggregate principal amount of the Notes, the Company will enter into an amendment to this Agreement pursuant to which this Agreement will be formally amended to incorporate the Additional Financial Covenants on the terms set forth herein.

Article 2.
Representations and Warranties.
     The Company represents and warrants that as of the date hereof and after giving effect hereto:
     (a) The execution and delivery of this First Amendment by the Company and compliance by the Company with all of the provisions of the Note Agreement, as amended by this First Amendment—
               (i) are within the corporate power and authority of the Company; and
               (ii) will not violate any provisions of any law or any order of any court or governmental authority or agency, and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or bylaws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which the Company may be bound, or result in the imposition of any Liens or encumbrances on any property of the Company.
     (b) The execution and delivery of this First Amendment has been duly authorized by all necessary corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the articles of incorporation or bylaws of the Company or otherwise, other than those actions which have been obtained or effected); and this First Amendment has been duly executed and delivered by the Company, and the Note Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
     (c) Upon the effectiveness of this First Amendment no Default or Event of Default shall exist or be continuing.
Article 3.
Miscellaneous.
     Section 3.1. Ratification of the Note Agreement. Except as herein expressly amended, the Note Agreement is in all respects ratified and confirmed. If and to the extent that any of the terms or provisions of the Note Agreement are in conflict or inconsistent with any of the terms or provisions of this First Amendment, this First Amendment shall govern.
     Section 3.2. References to the Note Agreement. References in the Note Agreement or in any Note, certificate, instrument or other document related to or delivered in connection with the transactions contemplated by the Note Agreement shall be deemed to be references to the Note Agreement as amended hereby and as further amended from time to time.

     Section 3.3. Successors and Assigns. This First Amendment shall be binding upon the Company and its successors and assigns and shall inure to the benefit of each Noteholder and such Noteholder’s successors and assigns, including each successive holder or holders of any Notes.
     Section 3.4. Requisite Approval; Expenses. This First Amendment shall be effective as of the date first written above upon the satisfaction of the following conditions precedent: (a) the Company and the holders of at least 51% in aggregate principal amount of the Notes shall have executed this First Amendment; (b) the Company shall have paid a fee to each Noteholder in an amount equal to 5.0 basis points of the principal amount of Notes held by such Noteholder; (c) the (i) Note Agreement dated as of May 14, 2003, (ii) Note Agreement dated as of November 15, 2004, and (iii) Note Agreement dated as of May 1, 2006 each of which are by and among the Company, and the institutional investors named therein shall each have been amended pursuant to amendments which are substantively similar to this First Amendment, (d) the Bank Credit Agreement shall have been amended pursuant to an amendment which is substantively similar to this First Amendment, (except that such amendment to the Bank Credit Agreement need not include an amendment similar to the addition set forth in Section 1.2 of this First Amendment), and (e) the Company shall have paid the reasonable fees, expenses and disbursements of Chapman and Cutler LLP which are reflected in statements of such counsel rendered on or prior to the date of this First Amendment.
     Section 3.5. Counterparts. This First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.
     Section 3.6. Governing Law. This First Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

     IN WITNESS WHEREOF, the Company has executed this First Amendment to Note Agreement as of the day and year first above written.

Allied Capital Corporation

By
Name:

     In Witness Whereof, the Noteholders under the Note Agreement, as named on Schedule I, have executed this First Amendment to Note Agreement as of the day and year first above written.

[2005 Noteholders]

By
Name: